Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

MediciNova, Inc.

La Jolla, California

We hereby consent to the incorporation by reference in the Registration Statements on Form S3 (Nos. 333-233201, 333-220593, 333-214830 and 333-208274) and Form S-8 (Nos. 333-232239, 333-219491, 333-190490, 333-151808, 333-141694 and 333-122665) of MediciNova, Inc. of our reports dated February 13, 2020, relating to the consolidated financial statements and the effectiveness of MediciNova, Inc.’s internal control over financial reporting, which appears in this Form 10-K.

/s/ BDO USA, LLP

February 13, 2020